UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 9, 2021

Date of Report (Date of earliest event reported)

PENNS WOODS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-17077	23-2226454
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

300 Market Street, P.O. Box 967, Williamsport, Pennsylvania		17703-0967
(Address of principal executive offices)		(Zip Code)

(570) 322-1111 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $5.55 par value	PWOD	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 9, 2021, Penns Woods Bancorp, Inc. (the “Company”) and Richard A. Grafmyre, Chief Executive Officer of the Company, entered into an amended and restated employment agreement (the “Restated Employment Agreement”). The Restated Employment Agreement supersedes and replaces in its entirety, Mr. Grafmyre’s existing employment agreement with the Company and Jersey Shore State Bank, dated October 1, 2018, as amended.

Under the Restated Employment Agreement, Mr. Grafmyre will serve as Chief Executive Officer of the Company. He will also perform services as an executive officer of any of the Company’s subsidiaries as may be requested by the board of directors from time to time. The initial term of the Restated Employment Agreement expires April 30, 2025. Commencing on May 1, 2025, there are three consecutive one-year renewal periods. Either the Company or Mr. Grafmyre can give notice of nonrenewal of the Restated Employment Agreement at least 60 days prior to any annual renewal date, commencing with the annual renewal date occurring on May 1, 2025, in which case the Agreement would terminate on the April 30 immediately following the notice of nonrenewal. The Restated Employment Agreement can also be terminated by the Company at any time for specified events of “cause” or in the event of Mr. Grafmyre’s disability.

Mr. Grafmyre’s annual base salary under the Restated Employment Agreement is $915,750, the same amount currently payable under his exiting employment agreement. The Restated Employment Agreement provides for participation in employee benefit plans and programs maintained by the Company for the benefit of executive officers, including bonus programs, participation in health, disability benefit, life insurance, pension, profit sharing, retirement and stock-based compensation plans and certain fringe benefits, including use of an automobile and club dues. Under the Restated Employment Agreement, the Compensation Committee of the board of directors can require that up to 50% of the amount of any annual bonus payable to Mr. Grafmyre be paid in the form of common stock in lieu of cash. The percentage of the amount of annual bonus payable in the form of common stock can be increased above 50% with Mr. Grafmyre’s consent. Any shares of common stock issued in payment of any portion of an annual bonus are subject to the same restrictions on transfer applicable to shares issued under the Company’s Non-Employee Director Compensation Plan (which provides that a portion of a director’s compensation be paid in the form of common stock in lieu of cash), provided that any transfer restrictions are limited to one year upon Mr. Grafmyre’s attainment of age 71 and that any transfer restrictions lapse upon his attainment of age 72.

The Restated Employment Agreement provides that if, on or within 24 months following a “change in control” of the Company, the Company terminates Mr. Grafmyre for a reason other than cause or disability, or if Mr. Grafmyre resigns after the occurrence of specified circumstances that constitute constructive termination (i.e., “good reason”), Mr. Grafmyre will receive a lump-sum cash payment equal to two times the sum of (i) his then current base salary and (ii) the average of the last three annual bonuses paid to him preceding his termination of employment. He would also be entitled to a continuation of health insurance benefits for a period of twenty-four months. If the Company terminates Mr. Grafmyre for a reason other than cause or disability absent a “change in control,” Mr. Grafmyre will continue to receive his then current base salary and health insurance benefits for the greater of the remaining term of the Restated Employment Agreement or six months.

The Restated Employment Agreement provides for the reduction of any “change in control” payments to Mr. Grafmyre to the extent necessary to ensure that he will not receive “excess parachute payments” under Section 280G of the Internal Revenue Code that would result in the imposition of an excise tax under Section 4999 of the Code.

Upon termination of employment, Mr. Grafmyre will generally be subject to certain non-competition and non-solicitation covenants for six months. In the event Mr. Grafmyre’s employment terminates as a result of a notice of non-renewal of the Agreement by the Company, the covenants will terminate upon his termination of employment.

A copy of the Restated Employment Agreement is attached hereto as Exhibit 10.1. The foregoing description is qualified by reference to the Restated Employment Agreement.

Item 9.01                Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Amended and Restated Employment Agreement, dated as of March 9, 2021, between Penns Woods Bancorp, Inc. and Richard A. Grafmyre.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNS WOODS BANCORP, INC.

Dated: March 10, 2021

	By:	/s/ Brian L. Knepp
Brian L. Knepp
President and Chief Financial Officer

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